United States securities and exchange commission logo





                       May 26, 2022

       Frank P. Marino
       Chief Financial Officer
       Tucson Electric Power Company
       88 East Broadway Boulevard
       Tucson, AZ 85701

                                                        Re: Tucson Electric
Power Company
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 11,
2022
                                                            File No. 001-05924

       Dear Mr. Marino:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation